Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 3, 2006, accompanying the consolidated financial statements as of and for the year ended December 31, 2005 and included in the Annual Report of Royal BodyCare, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of Royal BodyCare, Inc. and Subsidiaries on Form S-8 (File No.333-109723).

LANE GORMAN TRUBITT, L.L.P.

Dallas, Texas

March 24, 2006